UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 25, 2011

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

331 East Evelyn Avenue

Mountain View, CA 94041

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 962-4000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 25, 2011, Conceptus, Inc. (the “Company”) entered into a credit agreement (the “Agreement”) with Wells Fargo Bank, National Association (the “Bank”) that provides for a revolving line of credit of up to $50.0 million to be used for working capital and general corporate purposes. The maturity date for any borrowings under the Agreement is August 25, 2016.

Outstanding borrowings under the Agreement will bear interest at either (i) a fluctuating rate of LIBOR in effect from time to time for a one month period plus 2.75% per annum or (ii) a fixed rate of LIBOR in effect on the first day of the applicable period continuing for one or three months, as designated by the Company, plus 2.75% per annum. In addition, commitment fees are payable quarterly on the unused portion of the line of credit at rate of 0.50% per annum.

Amounts outstanding under the Agreement are secured by substantially all of the Company’s existing and future assets, including, but not limited to, intellectual property, accounts receivable, inventory and contract rights, and by a pledge of the Company’s capital stock, the capital stock of Conceptus SAS and the capital stock of any future subsidiaries, in each case subject to certain exceptions as set forth in the Agreement and related security documents.

In addition, the Agreement requires that certain existing and future subsidiaries of the Company unconditionally and fully guarantee the Company’s obligations under the Agreement. Any guarantee shall be secured by unconditional, continuing pledges and security interests in and to all of the assets and properties of the guarantor, subject to certain exceptions as set forth in the Agreement.

The Agreement contains customary covenants, including but not limited to, the following financial covenants:

(i)	Net Leverage Ratio (as defined in the Agreement) of less than 1.50 to 1.00;

(ii)	Adjusted Quick Ratio (as defined in the Agreement) of greater than 1.00 to 1.00 through March 30, 2012, adjusted on a quarterly basis thereafter until June 30, 2013 by reference to the amount of debt then outstanding under the Company’s convertible notes;

(iii)	pre-tax profitability (measured on a rolling basis for the period of four consecutive quarters then ended) of at least $1.00 beginning on September 30, 2011; and

(iv)	capital expenditures not to exceed $8.0 million per year through 2014 or $9.0 million per year in 2015 and thereafter.

The Agreement also contains covenants that restrict the Company’s and its subsidiaries’ ability to, among other things, incur or assume certain debt, merge or consolidate, materially change the nature of its business, acquire or dispose of assets, make guaranties or grant liens on its assets, make certain loans, advances or investments, declare dividends or make distribution or enter into transactions with affiliates.

Amounts available under the Agreement are available for immediate drawdown, subject to certain financial covenants and other restrictions. There are currently no outstanding borrowings under the Agreement.

On August 26, 2011, the Company issued a press release regarding the Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 is contained in Item 1.01 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement dated August 25, 2011 by and between Conceptus, Inc. and Wells Fargo Bank, National Association.

99.1	Press Release dated August 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Operations, Treasurer and Chief Financial Officer

Dated: August 26, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated August 25, 2011 by and between Conceptus, Inc. and Wells Fargo Bank, National Association.

99.1	Press Release dated August 26, 2011.